UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2021

Calithera Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36644	27-2366329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

343 Oyster Point Blvd., Suite 200 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 870-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	CALA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On January 4, 2021, Calithera Biosciences, Inc. (“Calithera”) issued a press release titled “Calithera Biosciences Reports CANTATA Study of Telaglenastat in Renal Cell Carcinoma Did Not Achieve Primary Endpoint” a copy of which is filed as Exhibit 99.1 hereto. In the press release, the Company announced that based upon information currently available as of the date of this Current Report on Form 8-K (this “Current Report”), Calithera anticipates cash, cash equivalents and investments of approximately $115 million at December 31, 2020, which management believes will be sufficient to meet its current operating plan through December 31, 2022.

The information relating to cash, cash equivalents and investments is preliminary, has not been audited and is subject to change upon completion of the audit of Calithera’s financial statements as of and for the year ended December 31, 2020.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 4, 2021, Calithera also announced in the press release a reduction in force to extend its cash runway and ensure long-term sustainability. Calithera will reduce its workforce by approximately 35% to preserve cash resources. All employees affected by the workforce reduction will be eligible to receive, among other things, severance payments based on the applicable employee’s level and years of service with Calithera and the continuation of group health insurance coverage for a specified time period post-termination. Each affected employee’s eligibility for the severance benefits is contingent upon such employee’s execution of a separation agreement, which includes a general release of claims against Calithera.

Calithera anticipates the one-time severance-related charge associated with the workforce reduction to be approximately $1.3 million to $1.5 million, with the majority to be completed by the first quarter of 2021. The severance-related charge, which is expected to represent cash expenditures that the Company expects to incur in connection with the workforce reduction, are subject to a number of assumptions, and actual results may differ materially. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction. If the Company subsequently determines that it will incur additional significant costs and realignment charges, it will amend this Current Report to disclose such information.

Item 8.01.	Other Events.

The information contained in Item 2.02 above and the press release, dated January 4, 2021, titled “Calithera Biosciences Reports CANTATA Study of Telaglenastat in Renal Cell Carcinoma Did Not Achieve Primary Endpoint” are incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding Calithera’s expectations regarding our cash position as of December 31, 2020 and the estimated cash expenditures associated with termination benefits and severance-related charges.

These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in Calithera’s most recent filings with the SEC, including Calithera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and other documents Calithera has filed, or will file, with the SEC, including any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on Calithera’s Investor Relations page at https://ir.calithera.com/financial-information/sec-filings by clicking on the link titled “SEC Filings.”

These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. The forward-looking statements included in this Current Report are made only as of the date hereof. We assume no obligation and do not intend to update these forward-looking statements, except as required by law or applicable regulation.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 4, 2021, titled “Calithera Biosciences Reports CANTATA Study of Telaglenastat in Renal Cell Carcinoma Did Not Achieve Primary Endpoint”

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calithera Biosciences, Inc.

Dated: January 4, 2021

	By:	/s/ Susan M. Molineaux
Susan M. Molineaux
President and Chief Executive Officer